EXHIBIT 99(H)

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the use in this Registration Statement filed under Schedule B of our report dated June 25, 2009 relating to the financial statements of Council of Europe Development Bank for the years ended December 31, 2008 and 2007. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

Neuilly-sur-Seine, France

January 21, 2010

PricewaterhouseCoopers Audit

/s/ Thierry Charron